Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated September 10, 2015

Relating to Preliminary Prospectus Supplement dated September 10, 2015

APPLE INC.

FINAL PRICING TERM SHEET

1.375% Notes due 2024 (“2024 Notes”)

Issuer:	Apple Inc.

Principal Amount:	€1,000,000,000

Maturity:	January 17, 2024

Coupon:	1.375%

Price to Public:	99.604%

Interest Payment Date:	Annually on January 17, commencing January 17, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Spread to Mid-Swap:	60 basis points

Mid-Swap Yield:	0.826%

Benchmark Security:	DBR 2.000% due August 15, 2023

Benchmark Security Price:	112.63%

Spread to Benchmark Security:	104.8 basis points

Yield:	1.426%

Redemption:	The 2024 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2024 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2024 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 10, 2015

Settlement Date:	September 17, 2015 (London T+5)

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2024 Notes on the New York Stock Exchange

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	129238496 / XS1292384960

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International

Co-Managers:	Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited

2.000% Notes due 2027 (“2027 Notes”)

Issuer:	Apple Inc.

Principal Amount:	€1,000,000,000

Maturity:	September 17, 2027

Coupon:	2.000%

Price to Public:	99.578%

Interest Payment Date:	Annually on September 17, commencing September 17, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Spread to Mid-Swap:	85 basis points

Mid-Swap Yield:	1.190%

Benchmark Security:	DBR 6.500% due July 4, 2027

Benchmark Security Price:	164.5%

Spread to Benchmark Security:	127.6 basis points

Yield:	2.040%

Redemption:	The 2027 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2027 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2027 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 10, 2015

Settlement Date:	September 17, 2015 (London T+5)

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2027 Notes on the New York Stock Exchange

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	129238941 / XS1292389415

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International

Co-Managers:	Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

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